UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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CH ENERGY GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

New York	14-1804460
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
_______________

284 South Avenue
Poughkeepsie, New York 12601-4839
(Address, including zip code, of Registrant’s Principal Executive Offices)

CH ENERGY GROUP, INC.
2011 LONG-TERM EQUITY INCENTIVE PLAN
(Full title of plan)
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John E. Gould, Esq.
Executive Vice President and General Counsel
CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York 12601-4839
(845) 452-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One)

☑ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated file (Do not check if a smaller reporting company)
☐ Smaller reporting company
_______________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share (2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.10 per share	432,805 shares	$52.23	$22,605,405	$2,624.49

(1)
Amount to be registered consists of:  432,805 shares of Common Stock, par value $0.10 per share, of CH Energy Group, Inc. issuable pursuant to the CH Energy Group, Inc. 2011 Long-Term Equity Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of Common Stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of shares the company’s outstanding Common Stock.

(2)
Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act, solely for purposes of calculating the registration fee.  The fee with respect to the shares registered herein is based on the average of the high and low sale prices of a share as reported on the New York Stock Exchange on June 9, 2011.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

1.      The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

2.      The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

3.      The Registrant’s Current Reports on Form 8-K filed with the SEC on April 28, 2011 (as amended by a Form 8-K/A filed with the SEC on June 7, 2011) and May 26, 2011.

4.      The description of the Registrant’s Common Stock contained under the caption “The Share Exchange -- Holding Company Capital Stock” in the Proxy Statement and Prospectus included in Amendment No. 1 to the Registrant’s Registration Statement on Form S-4 (Registration No. 333-52797), as filed with the SEC on July 24, 1998, and any amendment or report filed thereafter for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

 Sections 721 through 726 of the Business Corporation Law of the State of New York (“BCL”) provide for indemnification of the Company’s officers and directors under certain conditions and subject to specific limitations.  The BCL permits New York corporations to supplement the statutory indemnification with additional “non-statutory” indemnification for directors and officers meeting a specified standard of conduct and to advance to officers and directors litigation expenses under certain circumstances.  As permitted by the BCL, Article VI of the Company’s By-Laws provides for indemnification of, and advancement of litigation expenses incurred by, directors and officers of the Company.

 The Company has also obtained insurance providing for indemnification of directors and officers against certain expenses and liabilities, subject to certain retention and co-insurance provisions.  In addition, the Company has entered into agreements with the officers and directors of the Company providing for indemnification for the liability of officers and directors of the Company to the fullest extent permitted by the BCL and advancement of expenses provided that the specified standard of conduct has been satisfied.

 Furthermore, Article 6 of the Restated Certificate of Incorporation of the Company limits, with certain exceptions, the personal liability of a director of the Company to the Company or its shareholders for damage for any breach of duty in such capacity to the fullest extent permitted by the BCL.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

 Not Applicable.

ITEM 8.  EXHIBITS

 See Exhibit Index following signature page.

ITEM 9. UNDERTAKINGS

(a)  The undersigned Registrant hereby undertakes:

(1)  to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

(i)  to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)  that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poughkeepsie, and State of New York, on the 14th day of June, 2011.

CH ENERGY GROUP, INC.

By:	/s/ Steven V. Lant
Steven V. Lant
Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Steven V. Lant
Steven V. Lant	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	June 14, 2011

/s/ Christopher M. Capone
Christopher M.Capone	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 14, 2011

/s/ Kimberly J. Wright
Kimberly J. Wright	Vice President - Accounting and Controller (Principal Accounting Officer)	June 14, 2011

/s/ Margarita K. Dilley*
Margarita K. Dilley	Director	June 14, 2011

/s/ Steven M. Fetter*
Steven M. Fetter	Director	June 14, 2011

/s/ Stanley J. Grubel*
Stanley J. Grubel	Director	June 14, 2011

/s/ Manuel J. Iraola*
Manuel J. Iraola	Director	June 14, 2011

/s/ E. Michel Kruse*
E. Michel Kruse	Director	June 14, 2011

/s/ Edward T. Tokar*
Edward T. Tokar	Director	June 14, 2011

/s/ Jeffrey D. Tranen*
Jeffrey D. Tranen	Director	June 14, 2011

/s/ Ernest R. Verebelyi*
Ernest R. Verebelyi	Director	June 14, 2011

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*Steven V. Lant, by signing his name hereto, does hereby sign and execute this Registration Statement pursuant to the Powers of Attorney executed by the above-named directors of the Company which have been filed with the Commission on behalf of such officers and directors.

By:	/s/ Steven V. Lant
Steven V. Lant
Attorney-in-Fact

June 14, 2011

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INDEX TO EXHIBITS

Exhibit Number		Description of Exhibit

(4)		INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1
Restated Certificate of Incorporation of CH Energy Group, Inc. under Section 807 of the Business Corporation Law, filed November 12, 1998.  [Incorporated herein by reference to Central Hudson’s Current Report on Form 8-K filed on November 18, 2009; Exhibit 2(i).1].

	4.2	By-laws of CH Energy Group, Inc. [Incorporated herein by reference to CH Energy Group’s Current Report on Form 8-K filed on November 18, 2009; Exhibit 3(ii).1].

(5)		OPINION REGARDING LEGALITY

	5.1	Opinion of Thompson Hine LLP with respect to the legality of the securities being registered

(10)		MATERIAL CONTRACTS

	10.1	CH Energy Group, Inc. 2011 Long-Term Equity Incentive Plan. [Incorporated by reference from Appendix A to the Proxy Statement of CH Energy Group, Inc. filed with the SEC on March 17, 2011].

(23)		CONSENT OF EXPERTS AND COUNSEL

	23.1	Consent of PricewaterhouseCoopers LLP

	23.2	Consent of Thompson Hine LLP (contained in their opinion, which is filed as Exhibit 5)

(24)		POWERS OF ATTORNEY

	24.1	Power of attorney for each director signing the Registration Statement.

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